Exhibit 99

Wendy’s International, Inc. reports record third-quarter results

Net income grew 4.2% to $69.1 million; EPS increased 3.4% to $0.60

Revenues increased 13.3% to a record $914 million

Increased competition, discounting negatively affect October sales

Management revises 2004 EPS growth estimate to 7% to 10%

     DUBLIN, Ohio (October 21, 2004) — Wendy’s International, Inc. (NYSE: WEN) today announced results for the third quarter ended September 26, 2004. The Company produced record revenues, net income and earnings per share in the quarter.

     Based on fourth-quarter sales trends to date, management has revised its 2004 EPS growth goal to a range of $2.19 to $2.25, a 7% to 10% increase over its 2003 earnings of $2.05 per share. The Company’s previous estimate was $2.25 to $2.30 per share.

2004 third-quarter highlights

•	Total revenues increased 13.3% to $914 million.

•	Same-store sales increased significantly at Tim Hortons® in Canada and the United States, increased at Wendy’s® U.S. company and franchise stores, and decreased at Baja Fresh® Mexican Grill.

AVERAGE	3rd Quarter	3rd Quarter	YTD
SAME-STORE SALES	2004	2003	2004
Wendy’s U.S. Company	2.0%	0.5%	5.6%
Wendy’s U.S. Franchise	0.9%	0.9%	3.9%
Tim Hortons Canada	8.4%	5.5%	7.7%
Tim Hortons U.S.	9.8%	6.8%	10.1%
Baja Fresh System	(7.5%)	(4.1%)	(6.3%)

•	Pretax income was $108.8 million, up 2.9% compared to a year ago, and net income was $69.1 million, up 4.2% from a year ago.

•	Diluted earnings per share (EPS) were $0.60, up 3.4% versus $0.58 a year ago.

•	The Company expensed $0.01 per share in the third quarter for restricted stock grants to employees.

•	Beef costs of $1.31 per pound were 12.0% higher in the quarter than one year ago.

•	Earnings were positively affected by about $0.01 per share from an improvement in the corporate tax rate compared to the third quarter a year ago (36.5% vs. 37.34%).

•	The Canadian exchange rate benefited earnings in the quarter by $0.02 per share compared to a benefit of $0.035 per share during the third quarter of 2003. The exchange rate in the third quarter of 2004 was $1.31 compared to $1.38 in the third quarter of 2003.

•	The system opened 107 restaurants in the quarter. The openings consisted of 61 Wendy’s, 38 Tim Hortons and 8 Baja Fresh Mexican Grill restaurants. The Company expects to meet its overall restaurant development goal for the year.

•	General and administrative expenses were $70.4 million, a 30-basis-point improvement as a percentage of revenue. Overall G&A increased 9.1% compared to 2003. The year-over-year increase includes restricted stock expense and this year’s consolidation of Cafe Express™ results into the Company’s financial statements.

•	The Company repurchased 33,000 common shares during the third quarter for about $1.2 million, in addition to 100,000 shares in the fourth quarter to date for about $3.4 million. In the year to date, the Company has bought back a total of 2.2 million shares for $83.8 million and has $282 million remaining under its repurchase authorization.

     “It was a solid third quarter, considering the sales and cost challenges at Wendy’s,” Chairman and Chief Executive Officer Jack Schuessler said. “We have delivered a strong year-to-date performance with net income up 12.9% and earnings per share up 12.1%. While we face challenging sales comparisons at Wendy’s in the fourth quarter, we expect the strong sales growth at Tim Hortons to continue, and we remain focused on controlling costs throughout the organization.”

Wendy’s progress continues despite short-term challenges

     Wendy’s introduced during the quarter its new Garden Sensations™ salad featuring Homestyle Chicken Strips and tested several products, including entrée-sized fruit platters, seasonal salads and combo meal substitutions.

     For the sixth consecutive year, QSR Magazine’s annual drive-through time study rated Wendy’s as the No. 1 quick-service chain in drive-through window speed. Wendy’s average service time of 125 seconds was nearly seven seconds faster than the next-fastest chain.

     As previously announced, Hurricanes Charley, Frances, Ivan and Jeanne negatively impacted sales and profits at Wendy’s company-owned and franchised restaurants throughout the Southeast and Gulf Coast. The hurricanes resulted in a total of more than 2,500 lost operating days in the year, primarily in the third quarter. Also affecting third-quarter performance were insurance deductible expenses for structural damage from the hurricanes to Wendy’s company restaurants, as well as an increase in legal reserves related to the preliminary settlement of litigation.

     Increased competition and discounting in the quick-service restaurant sector have significantly affected Wendy’s October sales to date. “The short-term sales challenges we are facing at Wendy’s have been more difficult than anticipated, with same-store sales declines in the 6% range during October,” Schuessler said. “As a result, we are now projecting our 2004 earnings per share growth rate over 2003 to be 7% to 10%, or $2.19 to $2.25.

     “We will continue to focus on operations and innovation in the fourth quarter,” Schuessler said. “E-Pay is now an integral part of the system and is generating an average check that is $1.65 higher than cash.”

     Wendy’s will promote its Kids’ Meals Combo Choices, Homestyle Chicken Strips, Wild Mountain Bacon Cheeseburger™ and Wild Mountain Chicken™ Sandwich in the fourth quarter.

Tim Hortons continues to exceed projections

     Tim Hortons introduced several new products during the quarter, including a strawberry tart, a steeped tea made from orange pekoe leaves and a hot chicken and roasted red pepper sandwich, which represents the brand’s first entry into hot sandwiches.

     The Company recently announced its goal to reach 500 Tim Hortons stores in the United States over the next three years, with most of the new store development coming in the Northeast and Great Lakes regions.

     “Tim Hortons continues to produce outstanding results, both in Canada and the United States, and we see U.S. expansion as a major growth opportunity,” Schuessler said. “We have many competitive advantages in the Northeast and Great Lakes regions, including 24-hour operations, drive-through windows, an expanded lunch offering, updated restaurants, and, most importantly, a great cup of coffee. These advantages give us the confidence to grow our presence in those markets.”

     Tim Hortons will promote several new items during the fourth quarter, including its hot chicken and roasted red pepper sandwich, beef stew in a bread bowl and special commemorative 40-year anniversary coffee products.

Baja Fresh Mexican Grill continues to redefine concept

     Baja Fresh generated $45.7 million in revenues during the quarter, up 13.6% over the same period a year ago, and realized improvements in food and labor costs. Same-store sales were disappointing during the quarter, and the business posted an operating loss before income taxes and interest of $1.6 million. Operating results from Baja Fresh are included in the Company’s “developing brands” segment.

     Baja Fresh absorbed lease termination costs during the third quarter from the previously announced closing of five restaurants in three impaired markets. The Company also incurred costs related to the consolidation of the Baja Fresh accounting function into Wendy’s headquarters in Dublin, Ohio, as part of its shared services strategy. The Company will evaluate its Baja Fresh markets during the fourth quarter and may close several stores.

     “On November 9, Baja Fresh will roll out several new products, including chipotle glazed and chile lime chicken salads, as well as four new kids’ meals,” Schuessler said. “This is the first wave of a number of initiatives we will introduce over the next 18 months as we leverage the Enterprise’s resources to enhance the overall consumer dining experience at Baja Fresh.”

     Baja Fresh also began phase one of its store redesign program during the quarter, which features more readable menu boards, softer lighting, a warmer décor, and a revised seating plan that includes a booth section. In addition, Baja Fresh continues to refine its menu offerings in an effort to simplify operations and improve service times.

2004 fourth-quarter outlook

     As announced in September, the Company expects beef prices to be $1.39 per pound for the fourth quarter, which is higher than anticipated and a 7.8% increase over the fourth-quarter beef price of $1.29 per pound in 2003. The recent hurricanes in the Southeastern United States will have a negative impact on the price and availability of tomatoes in the fourth quarter, which will affect the results of Baja Fresh and Wendy’s.

     Other issues affecting the fourth quarter include the following:

•	The Canadian exchange rate in the fourth quarter in 2003 averaged $1.32 and benefited fourth-quarter earnings by $0.045 per share. The Company expects the earnings benefit from the exchange rate to be less during the fourth quarter of 2004.

•	The Company began expensing restricted stock this year, which is expected to cost $0.01 per share in the fourth quarter.

•	Fourth-quarter earnings in 2004 will benefit from a 53rd operating week.

     “We are facing some short-term challenges in the fourth quarter, but we continue to focus primarily on our longer-term strategies and remain confident in the overall future of our business,” Chief Financial Officer Kerrii Anderson said.

Board approves 107th consecutive quarterly dividend

     The Board of Directors approved a quarterly dividend of $0.12 per share, payable on November 15 to shareholders of record as of November 1. It will be the Company’s 107th consecutive dividend payment. The Company’s annual dividend rate is $0.48 per share.

Company makes additional investment in Pasta Pomodoro®

     The Company announced that it has made an additional $4 million investment in Pasta Pomodoro, the California-based Italian casual dining chain. The Company had initially invested $12 million for a 25% (diluted) stake in the chain during 2002; it now owns a 29% (diluted) stake.

     Pasta Pomodoro operates a total of 44 restaurants in California and Arizona and produces average unit sales of approximately $1.2 million.

     “We are optimistic about the growth prospects for Pasta Pomodoro,” Schuessler said. “We believe its moderately priced, high-quality, fresh Italian menu and contemporary restaurant design will retain its consumer appeal as the brand grows in the future.”

2004 third-quarter conference call and webcast set for October 22

     Management will host a conference call tomorrow (October 22) beginning at 8:00 a.m. (Eastern) to discuss business results. Investors and the public may participate in the conference call in either one of the following ways:

     • Phone Call: The dial-in number is (877) 572-6014 (domestic) or (706) 679-4852 (international). No need to register in advance.

     • Simultaneous Web Cast: Available at www.wendys-invest.com. The call will also be archived at that site.

October sales will be released on November 3

     The Company plans to issue monthly sales for October on November 3. Period 10 ends on October 31.

Wendy’s International, Inc. overview

     Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with more than 9,500 total restaurants and quality brands — Wendy’s Old Fashioned Hamburgers®, Tim Hortons and Baja Fresh Mexican Grill. The Company invested in two additional quality brands during 2002 — Cafe Express and Pasta Pomodoro. More information about the Company is available at www.wendys-invest.com.

Cafe Express is a trademark of Cafe Express, LLC
Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.

CONTACTS:
John Barker: (614) 764-3044 or john_barker@wendys.com)
David Poplar (614) 764-3547 or david_poplar@wendys.com)

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended
	9/26/2004	9/28/2003	$ Change	% Change
REVENUES
Retail sales	$741,053	$648,887	$92,166	14.2%
Franchise revenues	172,975	157,641	15,334	9.7%

TOTAL REVENUES	914,028	806,528	107,500	13.3%

COSTS & EXPENSES
Cost of sales	482,796	417,031	65,765	15.8%
Company restaurant operating costs	159,962	137,130	22,832	16.6%
Operating costs	36,783	32,441	4,342	13.4%
Depreciation of property & equipment	46,631	40,491	6,140	15.2%
General & administrative expenses	70,419	64,538	5,881	9.1%
Other income	(2,039)	(897)	(1,142)	-127.3%

TOTAL COSTS & EXPENSES	794,552	690,734	103,818	15.0%

OPERATING INCOME	119,476	115,794	3,682	3.2%

Interest expense	(11,598)	(11,509)	(89)	-0.8%
Interest income	940	1,504	(564)	-37.5%

PRETAX INCOME	108,818	105,789	3,029	2.9%

INCOME TAXES	39,719	39,501	218	0.6%

NET INCOME	$69,099	$66,288	$2,811	4.2%

Diluted earnings per common share	$0.60	$0.58	$0.02	3.4%

Diluted shares	115,151	114,465	686	0.6%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

(Unaudited)

	Year to Date Ended
	9/26/2004	9/28/2003	$ Change	% Change
REVENUES
Retail sales	$2,158,242	$1,847,775	$310,467	16.8%
Franchise revenues	499,441	438,762	60,679	13.8%

TOTAL REVENUES	2,657,683	2,286,537	371,146	16.2%

COSTS & EXPENSES
Cost of sales	1,400,108	1,188,791	211,317	17.8%
Company restaurant operating costs	469,957	393,634	76,323	19.4%
Operating costs	108,481	92,270	16,211	17.6%
Depreciation of property & equipment	135,933	119,293	16,640	13.9%
General & administrative expenses	209,958	192,560	17,398	9.0%
Other income	(3,402)	(5,715)	2,313	40.5%

TOTAL COSTS & EXPENSES	2,321,035	1,980,833	340,202	17.2%

OPERATING INCOME	336,648	305,704	30,944	10.1%

Interest expense	(34,979)	(34,204)	(775)	-2.3%
Interest income	3,013	3,403	(390)	-11.5%

PRETAX INCOME	304,682	274,903	29,779	10.8%

INCOME TAXES	111,209	103,607	7,602	7.3%

NET INCOME	$193,473	$171,296	$22,177	12.9%

Diluted earnings per common share	$1.67	$1.49	$0.18	12.1%

Diluted shares	115,903	114,616	1,287	1.1%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
Unaudited

	September 26	December 28
	2004	2003
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$204,689	$171,206
Accounts receivable, net	107,069	109,880
Notes receivable, net	11,336	14,125
Deferred income taxes	18,431	19,776
Inventories and other	50,874	54,353
Short-term investments	0	24,648
Advertising fund restricted assets	70,076	68,677

	462,475	462,665

Property and equipment	3,228,871	3,027,739
Accumulated depreciation	(984,349)	(873,432)

	2,244,522	2,154,307

Notes receivable, net	11,299	18,122
Goodwill	352,819	320,959
Deferred income taxes	4,773	822
Intangible assets, net	42,385	44,547
Other assets	139,221	131,540

	$3,257,494	$3,132,962

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
Unaudited

	September 26	December 28
	2004	2003
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$148,349	$159,957
Accrued expenses:
Salaries and wages	51,418	49,785
Taxes	98,143	81,921
Insurance	51,771	46,677
Other	78,021	70,565
Advertising fund restricted liabilities	70,076	68,677
Current portion of long-term obligations	10,847	50,891

	508,625	528,473

Long-term obligations
Term debt	622,710	622,596
Capital leases	68,390	70,036

	691,100	692,632

Deferred income taxes	120,873	101,874
Other long-term liabilities	55,207	51,377

Commitments and contingencies

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share, Authorized: 200,000,000 shares, Issued: 117,824,000 and 116,760,000 shares, respectively	11,782	11,676
Capital in excess of stated value	87,365	54,310
Retained earnings	1,855,885	1,703,488
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	65,076	47,142
Pension liability	(1,018)	(1,018)

	2,019,090	1,815,598
Treasury stock, at cost:
4,131,000 and 2,063,000 shares, respectively	(137,401)	(56,992)

	1,881,689	1,758,606

	$3,257,494	$3,132,962

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
REVENUES BY SEGMENT

					Increase From
(in thousands):	Third Quarter Ended				Prior Year
		% of		% of
	September 26, 2004	Total	September 28, 2003	Total	Dollars	Percentage
Retail Sales
Wendy’s	$532,047	71.8%	$487,917	75.2%	$44,130	9.0%
Tim Hortons	157,579	21.3%	123,114	19.0%	34,465	28.0%
Developing Brands*	51,427	6.9%	37,856	5.8%	13,571	35.8%

	$741,053	100.0%	$648,887	100.0%	$92,166	14.2%

Franchise Revenues
Wendy’s	$78,796	45.6%	$74,761	47.4%	$4,035	5.4%
Tim Hortons	91,896	53.1%	80,496	51.1%	11,400	14.2%
Developing Brands*	2,283	1.3%	2,384	1.5%	(101)	-4.2%

	$172,975	100.0%	$157,641	100.0%	$15,334	9.7%

Total Revenues
Wendy’s	$610,843	66.8%	$562,678	69.8%	$48,165	8.6%
Tim Hortons	249,475	27.3%	203,610	25.2%	45,865	22.5%
Developing Brands*	53,710	5.9%	40,240	5.0%	13,470	33.5%

	$914,028	100.0%	$806,528	100.0%	$107,500	13.3%

*Developing brands are Baja Fresh and Cafe Express.

					Increase From
(in thousands):	Year to Date Ended				Prior Year
		% of		% of
	September 26, 2004	Total	September 28, 2003	Total	Dollars	Percentage
Retail Sales
Wendy’s	$1,581,544	73.3%	$1,385,263	74.9%	$196,281	14.2%
Tim Hortons	429,278	19.9%	356,186	19.3%	73,092	20.5%
Developing Brands*	147,420	6.8%	106,326	5.8%	41,094	38.6%

	$2,158,242	100.0%	$1,847,775	100.0%	$310,467	16.8%

Franchise Revenues
Wendy’s	$229,049	45.9%	$213,554	48.7%	$15,495	7.3%
Tim Hortons	263,433	52.7%	218,544	49.8%	44,889	20.5%
Developing Brands*	6,959	1.4%	6,664	1.5%	295	4.4%

	$499,441	100.0%	$438,762	100.0%	$60,679	13.8%

Total Revenues
Wendy’s	$1,810,593	68.1%	$1,598,817	69.9%	$211,776	13.2%
Tim Hortons	692,711	26.1%	574,730	25.1%	117,981	20.5%
Developing Brands*	154,379	5.8%	112,990	5.0%	41,389	36.6%

	$2,657,683	100.0%	$2,286,537	100.0%	$371,146	16.2%

*Developing brands are Baja Fresh and Cafe Express.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
OPERATING INCOME BY SEGMENT

(in thousands):	Third Quarter Ended					Change
		% of			% of
	September 26, 2004	Revenues	September 28, 2003		Revenues	Dollars	Percentage
Operating Income (Loss)*
Wendy’s	$70,894	11.6%	$72,829		12.9%	$(1,935)	(2.7)%
Tim Hortons	66,839	26.8%	56,295		27.6%	10,544	18.7%
Developing Brands**	(2,337)	(4.4)%	(1,698	)***	n/m	(639)	n/m

	$135,396	14.8%	$127,426		15.8%	$7,970	6.3%

n/m	not meaningful. Prior to acquiring a 70% controlling interest on February 2, 2004, Cafe Express was accounted for under the equity method and Cafe Express revenues were not included in the Company’s financial statements.
*	Consolidated operating income includes certain overhead costs which are not allocated to individual segments. Such amounts were $15.9 million and $11.6 million in 2004 and 2003, respectively.
**	Developing brands are Baja Fresh and Cafe Express.
***	Included in the Developing Brands operating income for third quarter 2003 is a loss of $472,000 related to the Company’s equity investment in Cafe Express. The Company had previously included this equity investment in corporate charges.

(in thousands):	Year to Date Ended					Change
		% of			% of
	September 26, 2004	Revenues	September 28, 2003		Revenues	Dollars	Percentage
Operating Income (Loss)*
Wendy’s	$209,116	11.5%	$192,363		12.0%	$16,753	8.7%
Tim Hortons	181,332	26.2%	145,290		25.3%	36,042	24.8%
Developing Brands**	(9,086)	(5.9)%	(249	)***	n/m	(8,837)	n/m

	$381,362	14.3%	$337,404		14.8%	$43,958	13.0%

n/m	not meaningful. Prior to acquiring a 70% controlling interest on February 2, 2004, Cafe Express was accounted for under the equity method and Cafe Express revenues were not included in the Company’s financial statements.
*	Consolidated operating income includes certain overhead costs which are not allocated to individual segments. Such amounts were $44.7 million and $31.7 million in 2004 and 2003, respectively.
**	Developing brands are Baja Fresh and Cafe Express.
***	Included in the Developing Brands operating income for 2003 is a loss of $1 million related to the Company’s equity investment in Cafe Express. The Company had previously included this equity investment in corporate charges.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
RATIOS

	As of	As of
	September 26, 2004	September 28, 2003
Debt to Equity	37%	42%
Debt to Total Capitalization	27%	30%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease) From
	September 26, 2004	June 27, 2004	From Prior Quarter	September 28, 2003	Prior Year
Wendy’s
U.S.
Company	1,302	1,288	14	1,213	89
Franchise	4,552	4,530	22	4,438	114

	5,854	5,818	36	5,651	203
Canada
Company	150	149	1	143	7
Franchise	223	221	2	214	9

	373	370	3	357	16
Other International
Company	5	5	0	4	1
Franchise	340	342	(2)	343	(3)

	345	347	(2)	347	(2)
Total Wendy’s
Company	1,457	1,442	15	1,360	97
Franchise	5,115	5,093	22	4,995	120

	6,572	6,535	37	6,355	217

Tim Hortons
U.S.
Company	66	69	(3)	26	40
Franchise	167	159	8	140	27

	233	228	5	166	67
Canada
Company	28	26	2	35	(7)
Franchise	2,371	2,344	27	2,238	133

	2,399	2,370	29	2,273	126
Total Tim Hortons
Company	94	95	(1)	61	33
Franchise	2,538	2,503	35	2,378	160

	2,632	2,598	34	2,439	193

Baja Fresh
U.S.
Company	148	145	3	119	29
Franchise	157	160	(3)	136	21

Total Baja Fresh	305	305	0	255	50

Cafe Express
U.S.
Company	18	18	0	16	2

Total Café Express	18	18	0	16	2

Total System
Company	1,717	1,700	17	1,556	161
Franchise	7,810	7,756	54	7,509	301

	9,527	9,456	71	9,065	462

WENDY’S INTERNATIONAL, INC.
Income Statement Definitions

Retail Sales	Includes sales from company operated restaurants. Also included are the sales to franchisees from Wendy’s bun baking facilities, and sales to franchisees from Tim Hortons’ coffee roaster and distribution warehouses.

Franchise Revenues	Consists primarily of royalties, rental income and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business, and include initial equipment packages for the Hortons’ franchises.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of goods sold to franchisees from Wendy’s bun baking facilities, and Tim Hortons’ coffee roaster and distribution warehouses.

Company Restaurant Operating Costs	Consists of all costs necessary to manage and operate restaurants, except cost of sales and depreciation. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs	Includes rent expense related to properties leased to franchisees, and cost of equipment sold to franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons’ franchise opening and costs to operate and maintain the Tim Hortons’ distribution warehouses, Tim Hortons’ coffee roaster and Wendy’s bun baking facilities are also included in operating costs.

General and Administrative Expenses	Costs that cannot be directly related to generating revenue.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. This includes income from the Company’s investments in joint ventures and other minority investments. Expenses include store closures and other asset write-offs.